SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-14062

                              BRISTOL HOTEL COMPANY
             (Exact name of registrant as specified in its charter)

                                14295 Midway Road
                               Dallas, Texas 75244
                                 (972) 391-3910
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $.01 per share
               (Title of each class of securities covered by this
                                      Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]             Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(1)(ii)         [ ]             Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(i)          [ ]             Rule 12h-3(b)(2)(ii)            [ ]
Rule 12g-4(a)(2)(ii)         [ ]             Rule 15d-6                      [ ]
Rule 12h-3(b)(1)(i)          [ ]

         Approximate number of holders of record as of the certification or notice date:


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, FelCor Lodging Trust Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           FELCOR LODGING TRUST INCORPORATED,
                                           as successor-by-way-of-merger
                                           to BRISTOL HOTEL COMPANY



Date:  July 28, 1998                       By:     /s/ Lawrence D. Robinson
                                                   -----------------------------
                                                   Name:   Lawrence D. Robinson
                                                   Title:  Senior Vice President
                                                           & General Counsel